Exhibit 10.5

NORTHERN TRUST CORPORATION

TERMS AND CONDITIONS
RELATING TO STOCK UNITS GRANTED
PURSUANT TO THE 2012 STOCK PLAN

1.    Grant of Stock Units. The Stock Units (“Stock Units”) with respect to shares of Common Stock of Northern Trust Corporation (the “Corporation”) granted to you pursuant to your Award Notice are subject to these Terms and Conditions Relating to Stock Units Granted Pursuant to the 2012 Stock Plan (the “Terms and Conditions”), the Stock Unit Award Notice (the “Award Notice”) and all of the terms and conditions of the Northern Trust Corporation 2012 Stock Plan (the “2012 Stock Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions, the Award Notice and the terms of the 2012 Stock Plan, the provisions of the 2012 Stock Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2012 Stock Plan.

2.    Vesting and Settlement; Dividend Equivalents. Your right to receive the shares of Common Stock issuable pursuant to the Stock Units shall be only as follows:

(a)    Normal Vesting. If you continue to be an Employee, you will receive the shares of Common Stock underlying the Stock Units that have become vested as soon as administratively practicable following each Vesting Date pursuant to the following vesting schedule (unless otherwise specified in Exhibit I):

Vesting Date	Percentage of Stock Units Vesting
First Anniversary of Grant Date	0%
Second Anniversary of Grant Date	0%
Third Anniversary of Grant Date	50%
Fourth Anniversary of Grant Date	50%

(b)    Cause. Notwithstanding anything to the contrary contained in these Terms and Conditions, if your Employer terminates your employment for Cause, your Stock Units, whether vested but unsettled or unvested, immediately shall terminate and be forfeited.

(c)    Death and Disability. If you cease to be an Employee by reason of Disability or death prior to the date that your Stock Units become fully vested, you or your estate will become fully vested in your Stock Units, and you, your legal representative or your estate will receive all of the underlying shares of Common Stock as soon as administratively practicable following your termination by reason of Disability or death. Notwithstanding the foregoing, if your termination otherwise would qualify as a Retirement, your Stock Units shall be treated in accordance with Section 2(d) rather than the provisions provided hereunder.

(d)    Retirement. If you cease to be an Employee by reason of Retirement prior to the date that your Stock Units become fully vested, you will continue to vest in your unvested Stock Units pursuant to Section 2(a) above and once vested, you will receive the underlying shares of Common Stock pursuant to the Stock Units that become vested hereunder as soon as administratively practicable following the originally contemplated Vesting Date(s) as reflected in Section 2(a) above. However, if you cease to be Retired from the Industry (as determined by the Committee in its sole discretion), any Stock Units (whether vested but unsettled or unvested) immediately shall terminate and be forfeited.

(e)    Severance Eligible Termination and Redundancy. If you cease to be an Employee and your termination (i) qualifies as a Severance-Eligible Termination and/or (ii) is under circumstances where your position is made redundant by your Employer (if you are employed outside of the United States), you will become vested in a pro-rata portion of your unvested Stock Units equal to the aggregate number of unvested Stock Units multiplied by a fraction, (i) the numerator of which will equal the total number of your completed full months of continuous service with your Employer between the Grant Date and your Termination Date, plus 12 additional months, and (ii) the denominator of which will equal the total number of months during the Vesting Period (provided, the total number of months in the numerator shall in no event exceed the total number of months in the Vesting Period). You will receive the underlying shares of Common Stock pursuant to the Stock Units that become vested hereunder as soon as administratively practicable following your Termination Date. Notwithstanding the foregoing, if your termination otherwise would qualify as a Retirement, your Stock Units shall be treated in accordance with Section 2(d) rather than the provisions provided hereunder.

(f)    Other Termination Events. If you cease to be an Employee prior to the date that your Stock Units become fully vested for any reason other than those provided above, you shall cease vesting in your Stock Units effective as of your Termination Date and any unvested Stock Units immediately shall terminate and be forfeited.

(g)    Form of Settlement. Notwithstanding the foregoing, the Corporation may, in its sole discretion, settle your Stock Units in the form of: (i) a cash payment to the extent settlement in shares of Common Stock (1) is prohibited under local law, (2) would require you or the Corporation to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different) or (3) is administratively burdensome or (ii) shares of Common Stock, but require you to immediately sell such shares of Common Stock (in which case, the Corporation shall have the authority to issue sales instructions in relation to such shares of Common Stock on your behalf).

(h)    Dividend Equivalents. Upon the payment of any dividend on the shares of Common Stock occurring during the period preceding the settlement of your Stock Units pursuant to these Terms and Conditions, the Corporation shall credit to you an amount in cash equal in value to the dividends that you would have received had you been the actual owner of the number of shares of Common Stock represented by the Stock Units. The payment of any dividend equivalents as provided herein shall be made as soon as administratively practicable following the originally contemplated Vesting Date(s) as reflected in Section 2(a) above (or such other date(s) on which the Stock Units may become vested pursuant to these Terms and Conditions), and shall be credited with simple interest at the applicable federal interest rate as in effect on the Grant Date.

3.    Treatment Upon Change in Control.

(a)     General. Except as may be otherwise provided in an agreement executed by the Corporation and, where applicable, approved by the Corporation’s shareholders addressing a Change in Control, your Stock Units shall be treated in accordance with the following provisions in the event of a Change in Control.
(b)    Conversion of Stock Units by Acquirer. In the event of a Change in Control, each outstanding Stock Unit, whether vested but unsettled or unvested (a “Northern Trust Stock Unit”), shall be converted into a restricted stock unit over a share of the acquirer’s common stock (an “Acquirer Stock Unit”) where (i) the intrinsic value of the Acquirer Stock Unit shall be the same as the intrinsic value of the Northern Trust Stock Unit as of the date of the Change in Control, (ii) the terms and conditions of the Acquirer Stock Unit shall be the same in all material respects as the terms and conditions of the Northern Trust Stock Unit, and (iii) upon a Qualifying Termination, the Acquirer Stock Unit shall become fully vested and the acquirer shall issue you one (1) share of acquirer’s common stock in settlement of such Acquirer Stock Unit as soon as administratively practicable following such Qualifying Termination. For purposes of the foregoing and to the extent possible, the conversion of Northern Trust Stock Units into Acquirer Stock Units shall be effectuated in accordance with the applicable provisions of the Code (and the related Treasury Regulations) and the applicable provisions of the laws of your country of residence and/or employment such that the conversion is tax neutral and itself does not trigger a taxable event to you, the Corporation, your Employer or the acquirer.
(c)    Cashout of Stock Units. In the event of a Change in Control where the acquirer does not convert Northern Trust Stock Units into Acquirer Stock Units, the Corporation shall fully vest each Northern Trust Stock Unit immediately prior to the Change in Control, and then shall cancel such vested Northern Trust Stock Unit in exchange for a cash payment equal to the aggregate consideration paid to each shareholder of one (1) share of Common Stock upon the Change in Control. Such cash payment shall be made as soon as administratively practicable following the Change in Control in such manner and in accordance with such procedures as the Committee may determine in its sole discretion.
4.    Legal and Tax Compliance; Cooperation. If you are resident or employed outside of the United States, you agree, as a condition of the grant of the Stock Units, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the 2012 Stock Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the Stock Units) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Corporation and its Subsidiaries, as may be required to allow the Corporation and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

5.    Age Discrimination Rules. If you are resident and/or employed in a country that is a member of the European Union, the grant of the Stock Units and these Terms and Conditions are intended to comply with the Age Discrimination Rules. To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Corporation, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

6.    Withholding of Tax-Related Items. Regardless of any action the Corporation and/or your Employer take with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Corporation and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of the Stock Units, the subsequent sale of any shares of Common Stock acquired pursuant to the Stock Units and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items.

Prior to the delivery of shares of Common Stock upon the vesting of your Stock Units, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Corporation shall withhold a sufficient number of whole shares of Common Stock otherwise issuable upon the vesting of the Stock Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in shares of Common Stock is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Corporation or your Employer, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary and/or wages or any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Corporation or through your regular salary and/or wages or other amounts payable to you by your Employer, no shares of Common Stock will be issued to you (or your estate) upon vesting of the Stock Units unless and until satisfactory arrangements (as determined by the Corporation) have been made by you with respect to the payment of any Tax-Related Items that the Corporation or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Stock Units.

By accepting these Stock Units, you expressly consent to the foregoing methods of withholding as provided for hereunder. All other Tax-Related Items related to the Stock Units and any shares of Common Stock delivered in settlement thereof are your sole responsibility.

7.    Code Section 409A.

(a)    The Stock Units are intended to comply with or be exempt from the requirements of Code Section 409A. The 2012 Stock Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Corporation determines that these Terms and Conditions are subject to Code Section 409A and that they do not comply with or are inconsistent with the applicable requirements, the Corporation may, in its sole discretion, and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

(b)    Notwithstanding any provision of these Terms and Conditions to the contrary, in the event that any settlement or payment of the Stock Units occurs as a result of your termination of employment and the Corporation determines that you are a “specified employee” (within the meaning of Code Section 409A) subject to Code Section 409A at the time of your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Code Section 409A, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. Any portion of the Stock Units where settlement is delayed as a result of the foregoing, which is (i) in whole or in part, settled in cash and (ii) based on the value of a share of Common Stock, shall be based on the value of the Common Stock at the time the Stock Units otherwise would have been settled or paid without application of the delay described in the foregoing sentence. If the Stock Units do not otherwise qualify for an applicable exemption from Code Section 409A, the terms “Retirement,” “terminate,” “termination,” “termination of employment,” and variations thereof as used in these Terms and Conditions are intended to mean a “separation from service” as such term is defined under Code Section 409A.

(c)    Although these Terms and Conditions and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Corporation does not represent or warrant that these Terms and Conditions or the payments provided hereunder will comply with Code Section 409A or any other provisions of federal, state, local, or non-U.S. law. Neither the Corporation, its Subsidiaries, your Employer or their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under these Terms and Conditions, and the Corporation, its Subsidiaries and your Employer shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A.

8.    Forfeitures and Recoupment

(a)    Recoupment Policy. In addition to these Terms and Conditions, your Stock Units and any shares of Common Stock issued to you pursuant to the Stock Units shall be subject to the provisions of the Northern Trust Corporation Policy on Recoupment, as may be subsequently amended from time to time (the "Policy").

(b)    Delegation of Authority to Corporation. For purposes of the foregoing, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Corporation to hold your shares of Common Stock and other amounts acquired pursuant to your Stock Units to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Corporation upon the Corporation's enforcement of the Policy. To the extent that these Terms and Conditions and the Policy conflict, the terms of the Policy shall prevail.

9.    Nontransferability. The Stock Units shall be transferable only by will or the laws of descent and distribution. If you purport to make any transfer of the Stock Units, except as aforesaid, the Stock Units and all rights thereunder shall terminate immediately.

10.    Securities Laws. The Stock Units shall not be vested in whole or in part, and the Corporation shall not be obligated to issue any shares of Common Stock subject to the Stock Units, if such issuance would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. laws having similar requirements as it may be in effect at the time. The Stock Units are subject to the further requirement that, if at any time the Board of Directors of the Corporation shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to the Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of shares of Common Stock pursuant to the Stock Units, the Stock Units may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

11.    No Right of Continued Employment. The grant of the Stock Units shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Corporation with respect to any shares of Common Stock issuable upon the vesting of the Stock Units until the date of issuance of such shares of Common Stock.

12.     Discretionary Nature; No Vested Rights. You acknowledge and agree that the 2012 Stock Plan is discretionary in nature and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time. The grant of the Stock Units under the 2012 Stock Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Stock Units or any other award under the 2012 Stock Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions. Any amendment, modification or termination of the 2012 Stock Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

13.    Extraordinary Benefit. Your participation in the 2012 Stock Plan is voluntary. The value of the Stock Units and any other awards granted under the 2012 Stock Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the 2012 Stock Plan, including the grant of the Stock Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

14.    Heirs. These Terms and Conditions shall bind and inure to the benefit of the Corporation, its successors and assigns, and you and your estate in the event of your death.

15.    Personal Data. The Corporation and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the Stock Units and your participation in the 2012 Stock Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Corporation’s administration of the 2012 Stock Plan and your participation in the 2012 Stock Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the 2012 Stock Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Corporation and your Employer hold certain personal information about you, including (but not limited to) your name, home address, email address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all Stock Units or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the 2012 Stock Plan (the “Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Corporation and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the 2012 Stock Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Corporation’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2012 Stock Plan and for your participation in the 2012 Stock Plan.

    The Corporation and your Employer will transfer the Data as necessary for the purpose of implementation, administration and management of your participation in the 2012 Stock Plan, and the Corporation and your Employer may each further transfer the Data to any third parties assisting the Corporation in the implementation, administration and management of the 2012 Stock Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the 2012 Stock Plan, including any requisite transfer of such Data as may be required for the administration of the 2012 Stock Plan and/or the subsequent holding of shares of Common Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the 2012 Stock Plan.

    You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the 2012 Stock Plan and your participation in the 2012 Stock Plan. You may seek to exercise these rights by contacting your local HR manager.

16.    Private Placement. The grant of the Stock Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Corporation has not submitted any registration statement, prospectus or other filing with the local securities authorities with respect to the grant of Stock Units (unless otherwise required under local law). No employee of the Corporation is permitted to advise you on whether you should acquire shares of Common Stock under the 2012 Stock Plan or provide you with any legal, tax or financial advice with respect to the grant of the Stock Units. The acquisition of shares of Common Stock involves certain risks, and you should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the 2012 Stock Plan and the disposition of them. Further, you should carefully review all of the materials related to the Stock Units and the 2012 Stock Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

17.    Governing Law. All questions concerning the construction, validity and interpretation of the Stock Units and the 2012 Stock Plan shall be governed and construed according to the laws of the state of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Stock Units or the 2012 Stock Plan shall be brought only in the state or federal courts of the state of Delaware.

18.    Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to the Stock Units or other awards granted to you under the 2012 Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2012 Stock Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

19.    Severability. The invalidity or unenforceability of any provision of the 2012 Stock Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2012 Stock Plan or these Terms and Conditions.

20.    English Language. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2012 Stock Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Units be drawn up in English. If you have received these Terms and Conditions, the 2012 Stock Plan or any other documents related to the Stock Units translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

21.    Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Stock Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Stock Units and the 2012 Stock Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.
22.     Additional Requirements. The Corporation reserves the right to impose other requirements on the Stock Units, any shares of Common Stock acquired pursuant to the Stock Units and your participation in the 2012 Stock Plan to the extent the Corporation determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Stock Units and the 2012 Stock Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
23.     Definitions. For purposes of these Terms and Conditions:
(a)“Age Discrimination Rules” means the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law.
(b)“Cause” means (i) a material breach or your willful and substantial non-performance of your assigned duties and responsibilities (other than as a result of incapacity due to physical or mental illness), (ii) a conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony or similar conviction under local law involving abuse or misuse of your position to seek or obtain an illegal or personal gain at the expense of the Corporation, your Employer or any Subsidiary, or similar crimes, or conspiracy to commit any such crimes or attempt to commit any such crimes, (iii) your violation of any policy of the Corporation, your Employer or any of its Subsidiaries to which you may be subject or your willful engagement in any misconduct in the performance of your duties that materially injures the Corporation, your Employer or any of its Subsidiaries, (iv) your performance of any act which, if known to the customers, clients, stockholders or regulators of the Corporation, your Employer or any of its Subsidiaries, would materially and adversely impact the business of the Corporation, your Employer or any of its Subsidiaries, or (v) any act or omission by you that causes a regulatory body with jurisdiction over the Corporation, your Employer or any of its Subsidiaries, to demand, request, or recommend that you be suspended or removed from any position in which you serve with the Corporation, your Employer or any of its Subsidiaries.
(c)“Continuous Years of Service” means the period of your continuous and uninterrupted employment with your Employer commencing on your most recent hire date with your Employer through your Termination Date. For the sake of clarity, if your employment with the Corporation or a Subsidiary terminated and you have been rehired by your Employer, your Continuous Years of Service shall not be determined by aggregating your periods of employment with the Corporation or a Subsidiary.
(d)“Disability” means (i) if you are covered under the Northern Trust Corporation Managed Disability Program, a covered disability that continues for a period of at least six (6) months, or (ii) if you are not covered under the Northern Trust Corporation Managed Disability Program, a disability as determined by the Committee in its sole discretion.
(e) “Employer” means the Corporation or any Subsidiary that employs you on the applicable date.
(f)“Grant Date” means the date of grant reflected in your Award Notice.
(g)“Qualifying Termination” means a termination of employment with the Corporation, its Subsidiaries and its successors after the date of the Change in Control and, at any time before the second anniversary of such Change in Control, that is either involuntary on your part and does not otherwise qualify as a Retirement, result from your death or Disability and is not for Cause.
(h)“Retired from the Industry” means a termination of employment under circumstances that constitute Retirement, and you (i) do not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any entity (other than the Corporation or a Subsidiary), whether existing or in formation, that provides or plans to provide services the same as, substantially similar to, or in direct or indirect competition with those offered by the Corporation or any Subsidiary and which you rendered on behalf of the Corporation or any Subsidiary during your tenure of employment, including but not limited to, those relating to trust, investment management, financial and family business consulting, guardianship and estate administration, brokerage services, private and commercial banking, asset management, custody, fund administration, investment operations outsourcing, investment risk and analytical services, employee benefit services, securities lending, foreign exchange, treasury and cash management, and transition management services, and (ii) certify to the Corporation, at such times and in such manner as the Committee may require, that since your Retirement, you have not performed any such services. The foregoing notwithstanding, service as a director of an entity described above which has been approved in writing by the Committee prior to the commencement of such service shall not, in and of itself, constitute the cessation of being Retired from the Industry.
(i)“Retirement” means a termination of employment without Cause occurring on or after the date (i) you have attained age 55, and (ii) the sum of your age (in whole years, rounded down to the nearest year) and Continuous Years of Service (in whole years, rounded down to the nearest year) equals or exceeds 65. For purposes of these Terms and Conditions, any Retirement shall become effective on the first day of the month following the month in which you satisfy the provisions hereunder.
(j)“Severance-Eligible Termination” means (i) if you are covered under the Northern Trust Corporation Severance Plan, a covered termination where you have executed on or prior to your Termination Date, an effective settlement agreement, waiver and release, or (ii) if you are not covered under the Northern Trust Corporation Severance Plan, a covered termination pursuant to a redundancy/termination indemnity program established or otherwise contributed to by your Employer where you have executed on or prior to your Termination Date, but in effect as of your Termination Date, a settlement agreement and release.
(k)“Tax-Related Items” means any income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding amounts.
(l)“Termination Date” means (i) if you are a resident of or employed in the United States, the effective date of termination of your employment with your Employer, or (ii) if you are resident or employed outside of the United States, the earliest of (a) the date on which notice of termination is provided to you, (b) the last day of your active service with your Employer or (c) the last day on which you are an Employee of your Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.
(m)“Vesting Date” means each date on which you acquire a non-forfeitable right in a Stock Unit as reflected in Section 2(a).
(n)“Vesting Period” means the period commencing on the Grant Date and ending on the last Vesting Date as reflected in Section 2(a).
24.    Acceptance. By accepting the grant of the Stock Units, you affirmatively and expressly acknowledge that you have read these Terms and Conditions, the Award Notice, the Addendum to these Terms and Conditions (as applicable) and the 2012 Stock Plan, and specifically accept and agree to the provisions therein.

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Exhibit I

Alternative Vesting Schedule

Vesting Date	Percentage of Stock Units Vesting